Exhibit m under Form N-1A
                                              Exhibit 1 under Item 601/Reg.S-K
                                  MDT FUNDS

                    AMENDED AND RESTATED DISTRIBUTION PLAN
                                 (12b-1 Plan)

      The following Amended Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by MDT Funds (formerly, Optimum QTM Funds) (the "Trust"), a Delaware statutory trust, on behalf of the Funds and/or Classes listed on Exhibit A (the "Funds"), each a series of the Trust. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of each Fund and its shareholders. Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

      The provisions of the Plan are as follows:

1. PAYMENTS BY THE FUND TO PROMOTE THE SALE OF FUND SHARES

      The Trust, on behalf of each Fund, will pay Federated Securities Corp. or such other person as the Board of Trustees may designate as the distribution coordinator (the "Distribution Coordinator"), as a principal underwriter of that Fund's shares, a distribution fee of 0.35% of the average daily net assets of each Fund (other than MDT All Cap Core Fund), and 0.25% of the average daily net assets of MDT All Cap Core Fund, in connection with the promotion and distribution of Class A shares of the Fund, and 1.00% of the average daily net assets of each Fund in connection with the promotion and distribution of Class C shares of the Fund, and the provision of personal services to shareholders, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature. The Distribution Coordinator may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the "Recipient") who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (the "Rule 12b-1 Agreement") with respect to the applicable Fund. To the extent not so paid by the Distribution Coordinator such amounts may be retained by the Distribution Coordinator. Payment of these fees shall be made monthly promptly following the close of the month. If the Distribution Coordinator and/or any Recipient is due more monies for its services rendered than are immediately payable because of the expense limitation under Section 1 of this Plan, the unpaid amount shall be carried forward from period to period while the Plan is in effect until such time as it is paid. The Distribution Coordinator and/or any Recipient shall not, however, be entitled to charge the Fund(s) any interest, carrying or finance fees in connection with such carried forward amounts.

2. RULE 12B-1 AGREEMENTS

(a) No Rule 12b-1 Agreement shall be entered into with respect to the Funds and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless (i) such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Trust's Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement, and (2) the Distributor first consults with officers of the Trust regarding entering into such Rule 12b-1 Agreement with the Recipient.

(b) Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c) No Rule 12b-1 Agreement may be entered into unless it provides (i) that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of such Fund, or by vote of a majority of the Independent Trustees, on not more than 60 days' written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

(d) Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

3. QUARTERLY REPORTS

      The Distribution Coordinator shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4. EFFECTIVE DATE AND DURATION OF THE PLAN

      The Plan shall become effective immediately on September 1, 2005 [November 1, 2005 for MDT All Cap Core Fund]. The Plan shall continue in effect with respect to each Fund for a period of more than one year, unless terminated pursuant to its terms, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Rule 12b-1 Agreement, may be terminated with respect to each Fund at any time, without penalty, on not more than sixty (60) days' written notice by a majority vote of shareholders of such Fund, or by vote of a majority of the Independent Trustees.

5. SELECTION OF INDEPENDENT TRUSTEES

      During the period in which the Plan is effective, the selection and nomination of those Trustees who are Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.

6. AMENDMENTS

      All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by any Fund hereunder without the approval by a majority vote of shareholders of the Fund affected thereby.

7. RECORDKEEPING

      The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Adopted by the Trust on, and amended and restated as of, July 10, 2006 and August 31, 2006.



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                                  Exhibit A

                                  MDT Funds

      The following lists each of the classes of the Funds of the MDT Funds that are subject to the Plan:

Fund                                      Class
----                                      -----
MDT All Cap Core Fund                     Class A Shares
MDT Balanced Fund                         Class A Shares
MDT Short Term Bond Fund                  Class A Shares
MDT Small Cap Value Fund                  Class A Shares
MDT Small Cap Growth Fund                 Class A Shares
MDT Small Cap Core Fund                   Class A Shares
MDT Mid Cap Growth Fund                   Class A Shares
MDT Large Cap Growth Fund                 Class A Shares
MDT Tax-Aware/All Cap Core Fund           Class A Shares

MDT All Cap Core Fund                     Class C Shares
MDT Balanced Fund                         Class C Shares
MDT Short Term Bond Fund                  Class C Shares
MDT Small Cap Value Fund                  Class C Shares
MDT Small Cap Growth Fund                 Class C Shares
MDT Small Cap Core Fund                   Class C Shares
MDT Mid Cap Growth Fund                   Class C Shares
MDT Large Cap Growth Fund                 Class C Shares
MDT Tax Aware/All Cap Core Fund           Class C Shares